As filed with the Securities and Exchange Commission on June 3, 2004
                                    Registration No. 333-_______________________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             EMERGENSYS CORPORATION
              (Exact name of registrant as specified in its charter)

                             Delaware     33-0820923
                 (State or other jurisdiction     (IRS Employer
            of incorporation or organization)     Identification No.)

                        400 Jean-Lesage Blvd., Suite 045
                             Quebec, Quebec G1K, 8W1
                                 (418) 380-8911
              (Address, Including Zip Code and Telephone Number, of
                          Principal Executive Offices)

       Proposed Reorganization Letter Agreement with Jackson Steinem, Inc.
                             (Full Title of the Plan)

              Daniel Veilleux                               Copy to:
    President, Chief Executive Officer               Adam S. Gottbetter, Esq.
          Emergensys Corporation                    Gottbetter & Partners, LLP.
     400 Jean-Lesage Blvd., Suite 045             488 Madison Avenue, 12th Floor
         Quebec, Quebec G1K, 8W1                     New York, New York 10022
              (418) 380-8911                              (212) 400-6900
   (Name, Address and Telephone Number,
including Area Code, of Agent for Service)

                                        Proposed
                          Amount        Maximum            Proposed         Amount of
Title of Securities       To Be      Offering Price   Maximum Aggregate   Registration
To Be Registered        Registered   Per Share (1)      Offering Price         Fee
----------------------  ----------  ----------------  ------------------  -------------
Common Stock, par
value $.0001 per share      50,000  $           0.40  $           20,000  $        2.54
----------------------  ----------  ----------------  ------------------  -------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on May 27, 2004.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM  1.          PLAN  INFORMATION

     Pursuant to the Note to Part I of the Form S-8, the information required by
Part  I  is  not  filed  with  the  Securities  and  Exchange  Commission.

ITEM  2.          INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

     Registrant  will  provide without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Emergensys Corporation, 400 Jean-Lesage Blvd., Suite 045, Quebec, Quebec G1K, 8W1, (418) 380-8911.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.          INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are incorporated by reference in this registration statement.

     a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     b) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

     c) Not applicable. The class of securities to be offered is not registered under Section 12 of the Exchange Act.

     All documents filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM  4.          DESCRIPTION  OF  SECURITIES

        The Registrant is authorized to issue 80,000,000 shares of common stock, par value $0.0001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, net assets available after the payment of:

     - all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

     - all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

     -    all  liquidation  preferences on any then outstanding preferred stock.

         Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid, and non-assessable. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

ITEM  5.          INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL

     The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by Gottbetter & Partners, LLP, ("G&P") whose opinion is attached hereto as Exhibit 5. Adam S. Gottbetter, a partner in G&P, will hold 50,000 shares of common stock of the Registrant upon the effectiveness of this registration statement via his alter ego entity, Jackson Steinem, Inc.

ITEM  6.          INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Generally, Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person for claims arising against the person for serving as a present or former director, officer, employee, or agent of the corporation. Indemnity is available only if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. If the claim is a criminal action, indemnification may be available only if the person had no reasonable cause to believe his or her conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the claim.

     A Delaware corporation may also indemnify persons against expenses (including attorneys' fees) incurred for actions brought by or on behalf of the corporation subject to the conditions discussed above, except that no indemnification is permitted in respect of any claim as to which person shall have been found to be liable to the corporation unless a court determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

     To the extent the person is successful in defending a claim described in the preceding two paragraphs, the corporation must indemnify the person against expenses (including attorneys' fees) actually and reasonably incurred. The indemnification and advancement of expenses provided for in Section 145 is not exclusive of any other rights to which the person may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. The Registrant maintains reasonable levels of insurance against liabilities for indemnification which it may incur under its Certificate of Incorporation, as amended (the "Certificate of Incorporation").

     Article Ninth of the Registrant's Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, provides that neither the Registrant or its stockholders may recover damages from the Registrant's directors for a breach of their fiduciary duty in the performance of their duties as directors of the Registrant, unless the breach relates to (i) the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) Section 174 of the DGCL or (iv) any transactions for which the director derived an improper benefit.

ITEM  7.          EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.          EXHIBITS

Exhibits No.  Description
------------  ----------------------------------------------------------
   4.1 Proposed Reorganization Letter Agreement dated August 12, 2003, between Registrant and Jackson Steinem , Inc.
   5.1        Opinion of Counsel, Gottbetter & Partners, LLP.
  23.1        Consent of Counsel (included in Exhibit 5.1 hereto)
  23.2        Consent of Rogoff & Company, P.C.
  23.3        Consent of Ernst & Young LLP

ITEM  9.          UNDERTAKINGS

     The  Registrant  hereby  undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not
previously  disclosed  in  the  registration   statement  or  any  material
change  to  such  information  in  the  registration  statement;

     2. For determining liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

                             EMERGENSYS CORPORATION

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Quebec, Province of Quebec on the 27th day of May, 2004.


                                   By:  /s/ Daniel  Veilleux
                                        ------------------------------------
                                          Daniel  Veilleux
                                          Chief  Executive  Officer


                                   By:  /s/ Bruno  Lemay
                                        ------------------------------------
                                          Bruno  Lemay
                                          Chief  Financial  Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.

                                                Title                       Date
                               ---------------------------------------  ------------
/s/ Daniel Veilleux
-----------------------------  President, Chief Executive Officer, and  May 27, 2004
Daniel Veilleux                Director

/s/ Louis Lessard
-----------------------------
Louis Lessard                  Director                                 May 27, 2004

/s/ Jean Guy Lambert
-----------------------------
Jean Guy Lambert               Director                                 May 27, 2004

/s/ Stuart Gauld
-----------------------------
Stuart Gauld                   Director                                 May 27, 2004

/s/ Gilles Cloutier
-----------------------------
Gilles Cloutier                Director                                 May 27, 2004

/s/ Bruno Lemay
-----------------------------
Bruno Lemay                    Treasurer and Chief Financial Officer    May 27, 2004

/s/ Mario Jacob
-----------------------------
Mario Jacob                    Secretary                                May 27, 2004